Exhibit 99.1

NAKED BRAND GROUP INC. ANNOUNCES
AMENDED LOAN DOCUMENTS

Vancouver, BC, July 26, 2013 – Naked Brand Group Inc. (“Naked” or the “Company”) (OTCQB:NAKD) is pleased to announce that its has entered into an Amendment Agreement (the “Amendment Agreement”), pursuant to which it amended the terms of an Agency and Interlender Agreement dated August 10, 2012 (the “Original Agreement”) among the Company, its wholly-owned subsidiary, Naked Inc. (“Naked Inc.”), Kalamalka Partners Ltd. (“Kalamalka”) and certain lenders as set out in the Amendment Agreement (collectively, the “Lenders”). Pursuant to the Original Agreement, the Company agreed to borrow up to $800,000 from the Lenders or certain alternate lenders from time to time (the “Loan”). In connection with the closing of the Original Agreement, the Company issued: (i) convertible promissory notes (collectively, the “Original Notes”) in the aggregate principal amount of $400,000 and (ii) an aggregate of 100,000 share purchase warrants (each, an “Original Lender Warrant”) to the Lenders.

The Original Notes were due on August 16, 2014 and bore interest at the rate of 12% per annum, calculated and payable monthly. The principal amount outstanding under any Original Notes, and all accrued but unpaid interest thereon, were convertible into shares of common stock of the Company (each, a “Share”) at a price of US$0.75 per Share at any time at the option of the respective Lender. In connection with the Amendment Agreement, the Company has amended the Original Notes (the “Amended Notes”) to reduce the conversion price from US$0.75 per Share to US$0.50 per Share. Repayment of the Amended Notes remains secured by general security agreements dated August 10, 2012 made by each of the Company and Naked Inc. in favour of Kalamalka, as agent for the Lenders.

Each Original Lender Warrant was exercisable into one Share. In connection with the Amendment Agreement, 25,000 of the Original Lender Warrants exercisable at a price of US$0.25 per Share until August 10, 2015 and 25,000 Original Lender Warrants exercisable at a price of $0.50 per Share until August 10, 2015 have been amended to extend the respective exercise dates to August 10, 2018, and 50,000 Original Lender Warrants exercisable at a price of US$0.25 per Share until August 10, 2014 have been amended to extend the exercise date to August 10, 2017.

As consideration for facilitating the Loan, the Company issued an aggregate of 948,000 warrants (each, an “Original Kalamalka Warrant”) to Kalamalka, of which 448,000 Original Kalamalka Warrants exercisable at a price of US$0.25 per Share until August 10, 2014 and 500,000 Original Kalamalka Warrants exercisable at a price of US$0.50 per Share until August 10, 2014 have been amended to extend the respective exercise dates to August 10, 2017. The Company also issued an aggregate of 200,000 warrants (the “Original Non-Lender Warrants”) to certain non-lenders (the “Non-Lenders”) in consideration of the portion of the Loan provided by one of the Lenders. 125,000 Original Non-Lender Warrants exercisable at a price of US$0.25 per Share until August 10, 2015 and 75,000 Original Non-Lender Warrants exercisable at a price of US$0.50 per Share until August 10, 2015 have been amended to extend the respective exercise dates to August 10, 2018.

None of the amended and restated securities have been registered under the United States Securities Act of 1933, as amended (the “Act”), or under the securities laws of any state in the United States.

About Naked Brand Group, Inc.

Naked® is one of the world’s most luxurious and environmentally conscious underwear brands. Each smooth and light-weight garment seamlessly forms to your body making you feel like you’re wearing nothing at all. Naked® is sold in over 157 locations across North America including Nordstrom, Holt Renfrew, Boys’co, Kitson, Akira and Freshpair.com. A donation from every purchase helps to support Project World Citizen, a charity driven to empower and educate the children of Ghana. Naked® has garnered tremendous media exposure having been featured on The View, ABC, FOX LA, (ET) Canada and on The Dragons' Den.

For more information, please contact:

Joel Primus, President & CEO
Toll Free: 1-877-592-4767
Email: joel@thenakedshop.com
www.thenakedshop.com